As filed with the Securities and Exchange Commission on June 6, 2019

REGISTRATION NO. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	80-0188269
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

200 Talcott Avenue Watertown, Massachusetts	02472
(Address of Principal Executive Offices)	(Zip Code)

2012 Omnibus Long-Term Incentive Plan, as Amended and Restated

(Full Title of the Plan)

Elizabeth J. Boland

Chief Financial Officer

Bright Horizons Family Solutions Inc.

200 Talcott Avenue

Watertown, Massachusetts 02472

(Name and Address of Agent for Service)

(617) 673-8000

(Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Laurie A. Cerveny

Morgan, Lewis & Bockius LLP

One Federal Street

Boston, Massachusetts 02110-1726

(617) 341-7700

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer	☐

Non-accelerated filer ☐	Smaller reporting company	☐

	Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered(1)(2)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price(3)	Amount of registration fee
Common Stock, $0.001 par value	2,940,082	$135.84	$399,380,738.88	$48,404.95

(1)

Represents 2,940,082 shares of common stock, $0.001 par value (the “Common Stock”) of Bright Horizons Family Solutions Inc. (the “Company”) being registered hereon that are issuable pursuant to the 2012 Omnibus Long-Term Incentive Plan, as Amended and Restated, effective May 29, 2019 (the “Plan”).

(2)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers any additional shares of Common Stock that may be offered or issued in respect of the shares identified in the above table by reason of stock splits, stock dividends or similar transactions.

(3)

Estimated solely for the purpose of determining the registration fee pursuant to Rules 457(c) and 457(h) under the Securities Act, based on the average of the high and low prices of Common Stock as reported on the New York Stock Exchange on May 31, 2019.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information*

Item 2.	Registrant Information and Employee Plan Annual Information*

*

Documents containing the information required by Part I of this Registration Statement on Form S-8 (this “Registration Statement”) will be sent or given to participants in the Plan as specified by Rule 428(b)(1) under the Securities Act. Such documents are not being filed herewith or incorporated herein by reference in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). Such documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed by the Company with the Commission are incorporated herein by reference into this Registration Statement:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed with the Commission on February 27, 2019 (Commission File No. 001-35780);

(b)

portions of the Definitive Proxy Statement on Schedule 14A filed with the Commission on April 12, 2019 (Commission File No. 001-35780) that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Commission on February 27, 2019;

(c)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed with the Commission on May 9, 2019 (Commission File No. 001-35780);

(d)	The Company’s Current Reports on Form 8-K filed with the Commission on February 12, 2019 (solely with respect to information contained in Item 5.02 therein), March 28, 2019, and May 30, 2019; and

(e)

The description of the Company’s Common Stock, $0.001 par value per share, contained in the Company’s Registration Statement on Form 8-A, filed with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on January 14, 2013 (Commission File No.  001-35780), as updated by the Company’s Registration Statement on Form S-3ASR, filed with the Commission on May 10, 2017 (Commission File No. 333-217847), and any other amendments or reports filed for the purpose of updating such description.

To the extent that any information contained in any Current Report on Form 8-K, or any exhibit thereto, was furnished to, rather than filed with, the Commission, such information or exhibit is specifically not incorporated by reference.

All reports and other documents that the Company subsequently files with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that the Company has sold all of the securities offered under this Registration Statement or deregisters the distribution of all such securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date that the Company files such report or document.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is, or is deemed to be, incorporated by reference herein modifies or replaces such statement. Any such statement so modified or replaced shall not be deemed, except as so modified or replaced, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Delaware law provides that directors of a corporation will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any breach of their duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	under Section 174 of the Delaware General Corporation Law (the “DGCL”) relating to unlawful payments of dividends or unlawful stock repurchases or redemptions; or

•	for any transaction from which the director derived an improper personal benefit.

The limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies, such as injunctive relief or rescission.

As permitted by the DGCL, Article VI of the Company’s Second Restated Certificate of Incorporation (the “Certificate”) limits the personal liability of its directors for monetary damages for breach of their fiduciary duties as directors to the fullest extent permitted by the DGCL or any other law of the State of Delaware. In addition, Section 6 of the Company’s Amended and Restated Bylaws (the “Bylaws”) provides that the Company will indemnify, defend and hold harmless, to the fullest extent permitted by applicable law, any person who was or is made, or is threatened to be made, a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or an officer of the Company or, while a director or an officer of the Company, is or was serving at the request of the Company as a director, officer, employee, member, trustee or agent of another corporation or of a partnership, joint venture, trust, nonprofit entity or other enterprise (including, but not limited to, service with respect to employee benefit plans), against all liability and loss suffered (including, but not limited to, expenses (including, but not limited to, attorneys’ fees and expenses), judgments, fines and amounts paid in settlement actually and reasonably incurred by such indemnitee in connection with such Proceeding). However, the Company will only be required to indemnify such person in connection with a Proceeding commenced by such person if the commencement of such Proceeding by such person was authorized by the Company’s Board of Directors or the Proceeding relates to the enforcement of the Company’s indemnification obligations under Section 6.1 of the Bylaws. The Bylaws further provide for the advancement of expenses incurred by any such person in connection with the defense of a Proceeding.

The Company has entered into indemnification agreements with its directors and officers. These agreements provide broader indemnity rights than those provided under the DGCL and under the Company’s Certificate and Bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its directors or officers, but to the extent a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the Company’s benefit but would be offset by its obligations to the director or officer under the indemnification agreement.

As permitted by the Company’s Bylaws, the Company maintains directors’ and officers’ liability insurance for the benefit of its directors and officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

A list of exhibits filed herewith is contained in the Exhibit Index that immediately precedes such exhibits and is incorporated herein by reference.

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX

Exhibit No.	Exhibit

5.1*	Opinion of Morgan, Lewis & Bockius LLP regarding validity of the securities being registered.

10.1	2012 Omnibus Long-Term Incentive Plan, as Amended and Restated, effective May 29, 2019 (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed May 30, 2019).

23.1*	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm for the Company.

23.3*	Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 5.1).

24.1*	Powers of Attorney (included in the signature page of this Registration Statement).

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Watertown, Commonwealth of Massachusetts on the 6th day of June, 2019.

BRIGHT HORIZONS FAMILY SOLUTIONS INC.

By:	/s/ Stephen H. Kramer
Stephen H. Kramer
Chief Executive Officer and President

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stephen H. Kramer, Elizabeth J. Boland, and Stephen I. Dreier, and each of them singly, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them singly, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 of Bright Horizons Family Solutions Inc., and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to the attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in or about the premises, as full to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that the attorneys-in-fact and agents or any of each of them or their substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Stephen H. Kramer	Chief Executive Officer, President and Director (Principal Executive Officer)	June 6, 2019
Stephen H. Kramer

/s/ Elizabeth J. Boland	Chief Financial Officer (Principal Financial and Accounting Officer)	June 6, 2019
Elizabeth J. Boland

/s/ David H. Lissy	Director, Executive Chairman	June 6, 2019
David H. Lissy

/s/ Lawrence M. Alleva	Director	June 6, 2019
Lawrence M. Alleva

/s/ Julie Atkinson	Director	June 6, 2019
Julie Atkinson

/s/ Joshua Bekenstein	Director	June 6, 2019
Joshua Bekenstein

/s/ Roger H. Brown	Director	June 6, 2019
Roger H. Brown

/s/ Jordan Hitch	Director	June 6, 2019
Jordan Hitch

/s/ Marguerite Kondracke	Director	June 6, 2019
Marguerite Kondracke

/s/ Sara Lawrence-Lightfoot	Director	June 6, 2019
Sara Lawrence-Lightfoot

/s/ Linda A. Mason	Director	June 6, 2019
Linda A. Mason

/s/ Cathy E. Minehan	Director	June 6, 2019
Cathy E. Minehan

/s/ Laurel J. Richie	Director	June 6, 2019
Laurel J. Richie

/s/ Mary Ann Tocio	Director	June 6, 2019
Mary Ann Tocio